                                                                    Exhibit 10.8
                                                                    ------------

                                  CURIS, INC.
                               61 Moulton Street
                              Cambridge, MA 02138

                                                               December 27, 2000

Fleet National Bank
100 Federal Street
Boston, MA  02110

Gentlemen:

     This letter agreement will set forth certain understandings between Curis, Inc., a Delaware corporation (the "Borrower") and Fleet National Bank (the "Bank") with respect to Term Loans (hereinafter defined) to be made by the Bank to the Borrower. In consideration of the mutual promises contained herein and in the other documents referred to below, and for other good and valuable consideration, receipt and sufficiency of which are hereby acknowledged, the Borrower and the Bank agree as follows:

     I.  AMOUNTS AND TERMS
         -----------------

     1.1.  References to Documents.  Reference is made to (i) that certain
           -----------------------
$5,000,000 face principal amount promissory note (the "Term Note") of even date herewith made by the Borrower and payable to the order of the Bank, and (ii) that certain Inventory and Accounts Receivable Security Agreement and that certain Supplementary Security Agreement - Security Interest in Goods and Chattels, each of even date herewith, from the Borrower to the Bank (collectively, the "Security Agreement").

     1.2.  Term Loans; Term Note.  Subject to the terms and conditions
           ---------------------
hereinafter set forth, the Bank will make one or more loans (the "Term Loans") to the Borrower, as the Borrower may request, on any Business Day prior to the first to occur of (i) the close of business on December 31, 2001 or (ii) the earlier termination of the within-described term loan facility pursuant to
(S)5.2 or (S)6.5. A Term Loan shall be made, not more than once per calendar quarter (except that more than one Term Loan may be made in any calendar quarter provided that each additional Term Loan in any one calendar quarter is in an amount of at least $250,000), in order to finance the costs of Qualifying Equipment acquired by the Borrower within the 90 days preceding the request for such Term Loan (except that the first Term Loan made hereunder may be used to finance Qualifying Equipment acquired at any time after August 1, 2000) and/or the costs of Qualifying Leasehold Improvements installed or constructed within the 90 days preceding the request for such Term Loan (except that the first Term Loan made hereunder may be used to finance Qualifying Leasehold Improvements installed or constructed at any time after August 1, 2000), each such Term Loan to be in such amount as may be requested by the Borrower; provided that (i) no Term Loan will be made after December 31, 2001; (ii) the aggregate original principal amounts of all Term Loans will not exceed $5,000,000; (iii) the aggregate original principal amounts of all Term Loans made in respect of Qualifying Leasehold Improvements will not exceed the lesser of (x) $2,500,000 or (y) 50% of the total amount of the Term Loans advanced (and, at the earlier of January 1, 2002 or that date when the facility for Term Loans has been drawn in full, the Borrower will make such prepayment, if any, of the Term Loans relating to Qualifying Leasehold Improvements as may be needed so that the foregoing 50% limit will not be exceeded); and (iv) no Term Loan will be in an amount more than 90% of the invoiced actual costs of the tangible property constituting the items of Qualifying Equipment and/or Qualifying Leasehold Improvements with respect to which such Term Loan is made (excluding taxes, shipping, software, installation charges, training fees and other "soft costs"). Prior to the making of each Term Loan, and as a precondition thereto, the Borrower will provide the Bank with:
(i) invoices supporting the costs of the relevant Qualifying Equipment and/or Qualifying Leasehold Improvements, as the case may be; (ii) such evidence as the Bank may reasonably require showing that all Qualifying Equipment has been delivered to and installed at the Borrower's premises at 61 Moulton Street, Cambridge, MA, 45 Moulton Street, Cambridge, MA or 21 Erie Street, Cambridge MA, has become fully operational, has been paid for by the Borrower and is owned by the Borrower free of all liens and interests of any other Person (other than the security interest of the Bank pursuant to the Security Agreement); (iii) such evidence as the Bank may reasonably require showing that the Qualifying Leasehold Improvements have been installed at the Borrower's premises at 61 Moulton Street, Cambridge, MA, 45 Moulton Street, Cambridge, MA or 21 Erie Street, Cambridge MA, have been paid for by the Borrower and are owned by the Borrower free of all liens and interests of any other Person (other than the security interests of the Bank pursuant to the Security Agreement), it being acknowledged that such Qualifying Leasehold Improvements are to be affixed to the Borrower's premises and may become so built into such premises that they become part of the realty, with the result that the owner of such premises would have rights thereto upon the termination of the Borrower's lease and the Bank would no longer have a security interest therein; (iv) appropriate landlord's waivers (if not previously furnished), (v) Uniform Commercial Code financing statements (if needed) reflecting the relevant Qualifying Equipment and/or Qualifying Leasehold Improvements with respect to which such Term Loan is being made (all in form and substance reasonably satisfactory to the Bank); and (vi) evidence satisfactory to the Bank that the items of Qualifying Equipment and/or Qualifying Leasehold Improvements (as the case may be) are fully insured against casualty loss, with insurance naming the Bank as secured party and first loss payee.

     The Term Loans will be evidenced by the Term Note. The Borrower hereby irrevocably authorizes the Bank to make or cause to be made, on a schedule attached to the Term Note or on the books of the Bank, at or following the time of making each Term Loan and of receiving any payment of principal, an appropriate notation reflecting such transaction and the then aggregate unpaid principal balance of the Term Loans. The amount so noted shall constitute presumptive evidence as to the amount owed by the Borrower with respect to principal of the Term Loans. Failure of the Bank to make any such notation shall not, however, affect any obligation of the Borrower or any right of the Bank hereunder or under the Term Note.

     1.3.  Principal Repayment of Term Loans.  Those Term Loans (or portions
           ---------------------------------
thereof) which are not made in respect of Qualifying Leasehold Improvements are hereinafter referred to as the "Tranche A Term Loans". Those Term Loans (or portions thereof) which are made in respect of Qualifying Leasehold Improvements are hereinafter referred to as the "Tranche B Term

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Loans". The Borrower will repay principal of the Tranche A Term Loans in 12 equal consecutive quarterly installments, commencing on March 29, 2002 and continuing on the last Business Day of each calendar quarter thereafter. Each such quarterly installment of principal of the Tranche A Term Loans shall be in an amount equal to 1/12th of the aggregate principal amount of the Tranche A Term Loans outstanding at the close of business on December 31, 2001. The Borrower will repay principal of the Tranche B Term Loans in 11 equal consecutive quarterly installments (each such installment to be in an amount equal to 1/24th of the aggregate principal amount of the Tranche B Term Loans outstanding at the close of business on December 31, 2001), such installments to commence March 29, 2002 and to continue on the last Business Day of each calendar quarter thereafter through and including September 30, 2004, plus a
                                                                      ----
12th and final "balloon" payment on December 31, 2004. In any event, the then outstanding principal balance of all Term Loans (whether Tranche A Term Loans or Tranche B Term Loans) and all interest then accrued but unpaid thereon shall be due and payable in full on December 31, 2004. At any time after January 1, 2002, the Bank may prepare a replacement Term Note giving effect to the amortization schedule described above and setting out the principal amount to be paid on each quarterly payment date. The Borrower agrees that it will execute and deliver such replacement Term Note to the Bank, whereupon it will become the "Term Note" for the purposes of this letter agreement. The Borrower may prepay, at any time or from time to time, without premium or penalty, the whole or any portion of the Term Loans to the extent that same are Floating Rate Loans; provided that each such principal prepayment shall be accompanied by payment of all interest under the Term Note accrued on the amount so prepaid but unpaid to the date of payment. The Borrower may prepay the whole or any portion of any LIBOR Loan; provided that (i) the Borrower gives the Bank not less than three (3) Business Days' prior written notice of its intent so to prepay, (ii) the Borrower pays all interest on each LIBOR Loan (or portion thereof) so prepaid accrued to the date of such prepayment, (iii) any voluntary prepayment with respect to a LIBOR Loan must be in a principal amount of $100,000 or an integral multiple of $100,000 and, after giving effect to such voluntary prepayment, the remaining outstanding balance of such LIBOR Loan shall be not less than $1,000,000 and
(iv) if the Borrower for any reason makes any prepayment of a LIBOR Loan prior to the last day of the Interest Period applicable thereto, the Borrower shall forthwith pay all amounts owing to the Bank pursuant to the provisions of (S)1.7 with respect to such LIBOR Loan. Any partial prepayment of principal of the Term Loans will be applied to installments of principal of the Term Loans (including the aforesaid "balloon" payment) thereafter coming due in inverse order of normal maturity. Amounts repaid or prepaid with respect to the Term Loans are not available for reborrowing.

     1.4.  Interest Rate.  Except as otherwise provided below in this (S)1.4,
           -------------
interest on the Term Loans will be payable at a fluctuating rate per annum (the "Floating Rate") which shall at all times be equal to the Prime Rate as in effect from time to time (but in no event in excess of the maximum rate permitted by then applicable law), with a change in such rate of interest to become effective on each day when a change in the Prime Rate becomes effective, each such change to become effective without notice or demand of any kind. Subject to the conditions set forth herein, the Borrower may elect that all or any portion of any Term Loan to be made under (S)1.2 will be made as a LIBOR Loan, that all or any portion of any Floating Rate Loan will be converted to a LIBOR Loan and/or that any LIBOR Loan will be continued at the expiration of

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the Interest Period applicable thereto as a new LIBOR Loan. Such election shall be made by the Borrower giving to the Bank a written or telephonic notice received by the Bank within the time period and containing the information described in the next following sentence (a "LIBOR Loan Notice"). The LIBOR Loan Notice must be received by the Bank no later than 10:00 a.m. (Boston time) on that day which is two Business Days prior to the date of the proposed borrowing, conversion or continuation, as the case may be, and must specify the amount of the LIBOR Loan requested (which shall be $1,000,000 or an integral multiple of $100,000 in excess of $1,000,000), must identify the particular Term Loan or Term Loans so to be made, converted or continued, as the case may be, and must specify the proposed commencement date of the relevant Interest Period and the duration (one month, two months, three months or six months, as the Borrower shall select) of the relevant Interest Period. Notwithstanding anything provided elsewhere in this letter agreement, the Borrower may not elect to have any installment of a Term Loan included in a LIBOR Loan if the Interest Period applicable thereto would continue after the due date of such installment. Any LIBOR Loan Notice shall, upon receipt by the Bank, become irrevocable and binding on the Borrower, and the Borrower shall, upon demand and receipt of a Bank Certificate with respect thereto, forthwith indemnify the Bank against any loss or expense incurred by the Bank as a result of any failure by the Borrower to borrow any requested LIBOR Loan, including, without limitation, any loss or expense incurred by reason of the liquidation or redeployment of deposits or other funds acquired by the Bank to fund or maintain such LIBOR Loan. At the expiration of each Interest Period applicable to a LIBOR Loan, the principal amount of such LIBOR Loan may be continued as a new LIBOR Loan to the extent and on the terms and conditions contained in this letter agreement by delivery to the Bank of a new LIBOR Loan Notice conforming to the requirements set forth above in this (S)1.4 (and any LIBOR Loan not repaid and not so continued as a new LIBOR Loan will be deemed to have been converted into a Floating Rate Loan). Notwithstanding any other provision of this letter agreement, the Bank need not make or continue any LIBOR Loan or allow any conversion of a Floating Rate Loan to a LIBOR Loan at any time when there exists any Default or Event of Default.

     The Borrower may request and the Bank may issue caps, collars, swaps and other rate protection products, using the Bank's then customary documentation for such transactions. Such caps, collars, swaps and other rate protection products will be issued for such fees and upon such other terms and conditions as may be agreed upon by the Bank and the Borrower at the time of issuance thereof.

     Any request for a LIBOR Loan and any election to convert all or any portion of the Term Loans to a LIBOR Loan may be made on behalf of the Borrower only by a duly authorized officer; provided, however, that the Bank may conclusively rely upon any written or facsimile communication received from any individual whom the Bank believes in good faith to be such a duly authorized officer.

     1.5.  Interest Payments.  The Borrower will pay interest on the principal
           -----------------
amount of the Term Loans outstanding from time to time, from the date hereof until payment of the Term Loans and the Term Note in full and the termination of this letter agreement. Interest on Floating Rate Loans will be payable monthly in arrears on the last Business Day of each month. Interest on each LIBOR Loan will be payable in arrears on each applicable Interest Payment Date. In any event,

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interest shall also be payable on the date of payment of the Term Loans in full.
Interest on Floating Rate Loans shall be payable at the Floating Rate. The rate of interest payable on any LIBOR Loan will be the LIBOR Interest Rate applicable thereto. Notwithstanding the foregoing, at any time after maturity of the Term Loans or after the occurrence and during the continuance of any Event of
Default, the Term Loans will, at the option of the Bank, bear interest at a rate per annum which at all times shall be equal to the sum of (i) four (4%) percent per annum plus (ii) the per annum rate otherwise payable with respect thereto
          ----
under respect thereto underrespect thereto under the Term Note (but in no event in excess of the maximum rate from time to time permitted by then applicable law). All interest and fees payable under this letter agreement and/or under the Term Note will be calculated on the basis of a 360-day year for the actual number of days elapsed.

     1.6.  Rate Determination Protection.  In the event that:
           -----------------------------

           (i) the Bank shall determine that, by reason of circumstances affecting the London interbank market or otherwise, adequate and reasonable methods do not exist for ascertaining the LIBOR Interest Rate which would otherwise be applicable during any Interest Period, or

           (ii)  the Bank shall determine that:

                 (A) the making or continuation of any LIBOR Loan has been made impracticable or unlawful by (1) the occurrence of any contingency that materially and adversely affects the London interbank market or (2) compliance by the Bank with any applicable law or governmental regulation, guideline or order or interpretation or change thereof by any governmental authority charged with the interpretation or administration thereof or with any request or directive of any such governmental authority (whether or not having the force of law); or

                 (B) reserve-adjusted LIBOR will not, in the reasonable determination of the Bank, adequately and fairly reflect the cost to the Bank of funding the LIBOR Loans for such Interest Period then the Bank shall forthwith give notice of such determination (which shall be conclusive and binding on the Borrower) to the Borrower. In such event the obligations of the Bank to make LIBOR Loans shall be suspended until the Bank determines that the circumstances giving rise to such suspension no longer exist, whereupon the Bank shall notify the Borrower.

     1.7.  Prepayment of LIBOR Loans.  The following provisions of this (S)1.7
           -------------------------
shall be effective only with respect to LIBOR Loans: The Borrower shall pay to the Bank, upon request of the Bank, such amount or amounts as shall be sufficient (in the reasonable opinion of the Bank) to compensate it for any loss, cost or expense incurred as a result of: (i) any payment of a LIBOR Loan on a date other than the last day of the Interest Period for such LIBOR Loan;
(ii) any failure by the Borrower to borrow a LIBOR Loan on the date specified in any LIBOR Loan Notice;

and/or (iii) any failure by the Borrower to pay a LIBOR Term Loan on the date for payment specified in any notice given as to any prepayment. Without limiting the foregoing, if, due to acceleration of the Term Note or due to voluntary prepayment or mandatory repayment or prepayment or due to any other reason, the Bank receives payment of any principal of a LIBOR Loan on any date prior to the last day of the relevant Interest Period or if for any reason any LIBOR Loan is converted to a Floating Rate Loan prior to the expiration of the relevant Interest Period, the Borrower shall, upon demand and receipt of a Bank Certificate from the Bank with respect thereto, pay forthwith to the Bank a yield maintenance fee in an amount computed as follows: The current rate for United States Treasury securities (bills on a discounted basis shall be converted to a bond equivalent) with a maturity date closest to the last day of the Interest Period applicable to the affected LIBOR Loan shall be subtracted from the "cost of funds" component (i.e., reserve-adjusted LIBOR) of the LIBOR
                                    ----
Interest Rate in effect with respect to the relevant LIBOR Loan at the date of such prepayment or conversion. If the result is zero or a negative number, there shall be no yield maintenance fee. If the result is a positive number, then the resulting percentage shall be multiplied by the amount of the principal balance being prepaid. The resulting amount shall be divided by 360 and multiplied by the number of days remaining in the relevant Interest Period. Said amount shall be reduced to present value calculated by using the number of days remaining in the relevant Interest Period and by using the above-referenced United States Treasury securities rate as the discount rate. The resulting amount shall be the yield maintenance fee due to the Bank upon prepayment or conversion of the applicable LIBOR Loan. Any acceleration of a LIBOR Loan due to an Event of Default will give rise to a yield maintenance fee calculated with the respect to such LIBOR Loan on the date of such acceleration in the same manner as though the Borrower had exercised a right of prepayment at that date, such yield maintenance fee being due and payable at that date.

     1.8.  Increased Costs; Capital Adequacy.
           ---------------------------------

           (i) If the adoption, effectiveness or phase-in, after the date hereof, of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Bank with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:

                (A) shall subject the Bank to any Imposition or other charge with respect to any LIBOR Loan, the Term Note or the Bank's agreement to make LIBOR Loans, or shall change the basis of taxation of payments to the Bank of the principal of or interest on any LIBOR Loan or any other amounts due under this letter agreement in respect of LIBOR Loans or the Bank's agreement to make LIBOR Loans (except for changes in the rate of tax on the over-all net income of the Bank); or

                (B) shall impose, modify or deem applicable any reserve, special deposit, deposit insurance or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the

                Federal Reserve System, but excluding, with respect to any LIBOR Loan, any such requirement already included in the applicable Reserve Rate) against assets of, deposits with or for the account of, or credit extended by, the Bank or shall impose on the Bank or on the London interbank market any other condition affecting any LIBOR Loans, the Term Note or the Bank's agreement to make LIBOR Loans and the result of any of the foregoing is to increase the cost to the Bank of making or maintaining any LIBOR Loan or to reduce the amount of any sum received or receivable by the Bank under this letter agreement or under the Term Note with respect to any LIBOR Loan by an amount deemed by the Bank to be material, then, upon demand by the Bank and receipt of a Bank Certificate from the Bank with respect thereto, the Borrower shall pay to the Bank such additional amount or amounts as the Bank certifies to be necessary to compensate the Bank for such increased cost or reduction in amount received or receivable.

           (ii) If the Bank shall have determined that the adoption, effectiveness or phase-in after the date hereof of any applicable law, rule or regulation regarding capital requirements for banks or bank holding companies, or any change therein after the date hereof, or any change after the date hereof in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Bank with any request or directive of such entity regarding capital adequacy (whether or not having the force of law) (each, a "Capital Adequacy Change") has or would have the effect of reducing the return on the Bank's capital with respect to its agreement hereunder to make Term Loans or with respect to any Term Loan (whether or not then subject to any LIBOR Interest Rate) to a level below that which the Bank could have achieved (taking into consideration the Bank's policies with respect to capital adequacy immediately before such adoption, effectiveness, phase-in, change or compliance and assuming that the Bank's capital was then fully utilized) by any amount deemed by the Bank to be material: (A) the Bank shall promptly after its determination of such occurrence deliver a Bank Certificate with respect thereto to the Borrower; and
           (B) the Borrower shall pay to the Bank as an additional fee from time to time on demand such amount as the Bank certifies to be the amount that will compensate it for such reduction. Notwithstanding the foregoing, if the Bank fails to give written notice to the Borrower of a Capital Adequacy Change within 180 days after the date when same first becomes applicable to any Term Loan, then the Bank will not be entitled to compensation under this clause (iii) in respect of any period which is more than 180 days prior to the date when such notice is given.

           (iii) A Bank Certificate of the Bank claiming compensation under this (S)1.8 shall be deemed presumptively correct in the absence of manifest error. Such certificate shall set forth the nature of the occurrence giving rise to such compensation, the additional amount or amounts to be paid to the Bank hereunder and the method by which such amounts are determined. In determining any such amount, the Bank may use any reasonable averaging and attribution methods.

           (iv) No failure on the part of the Bank to demand compensation on any one occasion shall constitute a waiver of its right to demand such compensation on any other occasion and no failure on the part of the Bank to deliver any Bank Certificate in a timely manner shall in any way reduce any obligation of the Borrower to the Bank under this
           (S)1.8, except for the limitation provided for in clause (ii) above.

     1.9.  Illegality or Impossibility.  Notwithstanding any other provision of
           ---------------------------
this letter agreement, if the introduction of or any change in or in the interpretation or administration of any law or regulation applicable to the Bank or the Bank's activities in the London interbank market shall make it unlawful, or any central bank or other governmental authority having jurisdiction over the Bank or the Bank's activities in the London interbank market shall assert that it is unlawful, or otherwise make it impossible, for the Bank to perform its obligations hereunder to make LIBOR Loans or to continue to fund or maintain LIBOR Loans, then on notice thereof and demand therefor by the Bank to the Borrower, (i) the obligation of the Bank to fund LIBOR Loans shall terminate and
(ii) all affected LIBOR Loans shall be deemed to have been converted into Floating Rate Loans (with the Borrower to be responsible for any amount payable under (S)1.7 as a consequence of such conversion) at the last day on which such LIBOR Loans may legally remain outstanding. Except as expressly provided in the immediately preceding sentence, no LIBOR Loan may be converted into a Floating Rate Loan prior to the end of the Interest Period applicable to such LIBOR Loan.

     1.10.  Advances and Payments.  The proceeds of all Term Loans shall be
            ---------------------
credited by the Bank to a general deposit account maintained by the Borrower with the Bank. The proceeds of each Term Loan will be used by the Borrower solely to pay or reimburse acquisition costs of Qualifying Equipment and/or Qualifying Leasehold Improvements.

     The Bank may charge any general deposit account of the Borrower at the Bank with the amount of all payments of interest, principal and other sums due, from time to time, under this letter agreement and/or the Term Note; and will thereafter notify the Borrower of the amount so charged. The failure of the Bank so to charge any account or to give any such notice shall not affect the obligation of the Borrower to pay interest, principal or other sums as provided herein or in the Term Note.

     Whenever any payment to be made to the Bank hereunder or under the Term Note shall be stated to be due on a day which is not a Business Day, such payment may be made on the next succeeding Business Day, and interest payable on each such date shall include the amount thereof which shall accrue during the period of such extension of time. All payments by the Borrower hereunder and/or in respect of the Term Note shall be made net of any Impositions or taxes and without deduction, set-off or counterclaim, notwithstanding any claim which the Borrower may now or at any time hereafter have against the Bank. All payments of interest, principal and any other sum payable hereunder and/or under the Term Note shall be made to the Bank, in lawful currency of the United States in immediately available funds, at its office at 100 Federal Street, Boston, MA 02110 or to such other address as the Bank may from time to time direct. All payments received by the Bank after 2:00 p.m. on any day shall be deemed received as of the next succeeding Business Day. All monies received by the Bank shall be applied first to fees, charges, costs and expenses payable to the Bank under this letter agreement, the Term Note and/or any of the other Loan Documents, next to interest then accrued on account of any Term Loans and only thereafter to principal of the Term Loans; provided, however, that after the occurrence and during the continuance of an Event of Default, payments will be applied to obligations of the Borrower to the Bank as the Bank determines in its sole discretion.

     1.11.  Conditions to Advance.  Prior to the making of the initial Term
            ---------------------
Loan, the Borrower shall deliver to the Bank duly executed copies of this letter agreement, the Security Agreement, the Term Note and the documents and other items listed on the Closing Agenda delivered herewith by the Bank to the Borrower, all of which, as well as all legal matters incident to the transactions contemplated hereby, shall be satisfactory in form and substance to the Bank and its counsel.

     Without limiting the foregoing, any Term Loan (including the initial Term
Loan) is subject to the further conditions precedent that on the date on which such Term Loan is made (and after giving effect thereto):

     (a) All statements, representations and warranties of the Borrower made in this letter agreement and/or in the Security Agreement shall continue to be correct in all material respects as of the date of such Term Loan.

     (b) All covenants and agreements of the Borrower contained herein and/or in any of the other Loan Documents shall have been complied with in all material respects on and as of the date of such Term Loan.

     (c) No event which constitutes, or which with notice or lapse of time or both could constitute, an Event of Default shall have occurred and be continuing.

     (d) No other material adverse change shall have occurred in the financial condition of the Borrower from that disclosed in the financial statements then most recently furnished to the Bank.

     Each request by the Borrower for any Term Loan, and each acceptance by the Borrower of the proceeds of any Term Loan, will be deemed a representation and warranty by the Borrower that at the date of such Term Loan and after giving effect thereto all of the conditions set forth in the foregoing clauses (a)-(d) of this (S)1.11 will be satisfied.

     Section 1.12.  Rate Adjustment.  This letter agreement contemplates that
                    ---------------
the Applicable LIBOR Rate Increment will be adjusted upon each change in Compliance Level (hereinafter defined). As used herein, (i) the term "Rate Adjustment Date" will mean the 45th day after the close of each fiscal quarter of the Borrower, the first such Rate Adjustment Date being

 February 14, 2001, and (ii) as to each Rate Adjustment Date, the relevant "Adjustment Measurement Date" will be the fiscal quarter-end immediately preceding such Rate Adjustment Date. The Compliance Level will be determined on each Rate Adjustment Date, based on the Borrower's Debt Service Coverage Ratio determined as at the Adjustment Measurement Date relevant thereto and (except as otherwise provided below) will remain in effect until (but not including) the next following Rate Adjustment Date. For the purposes of this letter agreement, the Borrower will be deemed to be in Level One Compliance as at any Rate Adjustment Date if and only if the Borrower's Debt Service Coverage Ratio as at the relevant Adjustment Measurement Date is equal to or greater than 1.5 to 1. The Borrower will be deemed to be in Level Two Compliance as at any Rate Adjustment Date if the Borrower is not in Level One Compliance as at such Rate Adjustment Date. The Compliance Level to take effect on each Rate Adjustment Date (including, without limitation, that Rate Adjustment Date which falls in the first quarter of each fiscal year of the Borrower) will be determined based on the unaudited consolidated financial statements of the Borrower as at the relevant Adjustment Measurement Date furnished pursuant to clause (ii) of
(S)3.6; provided that if the audited annual consolidated financial statements of the Borrower (when received by the Bank pursuant to clause (i) of (S)3.6) indicate that as at any Adjustment Measurement Date which is a fiscal year-end the Borrower's Debt Service Coverage Ratio, as evidenced by said audited financial statements (the "Audited Q4 Debt Service Coverage Ratio"), was different from that Debt Service Coverage Ratio (the "Unaudited Q4 Debt Service Coverage Ratio") which had been shown on the management-generated financial statements theretofore delivered to the Bank pursuant to clause (ii) of (S)3.6 with respect to such Adjustment Measurement Date and the difference is such that the Audited Q4 Debt Service Coverage Ratio would result in a Compliance Level different from that calculated with reference to the Unaudited Q4 Debt Service Coverage Ratio, then, promptly after the relevant audited financial statements have been received by the Bank, (i) the Compliance Level will be adjusted to reflect the Audited Q4 Debt Service Coverage Ratio and (ii) as applicable, either the Borrower will pay to the Bank (in the case of a decrease in the Debt Service Coverage Ratio) an amount which reflects the additional interest which the Bank would have received for the period beginning on the relevant Rate Adjustment Date and continuing through the date of such adjustment if the lower Debt Service Coverage Ratio had been in effect, or (in the case of an increase in the Debt Service Coverage Ratio) the Bank will pay to the Borrower or will credit to the next following interest payment or payments an amount equal to the excess interest which the Bank actually received for the period beginning on the relevant Rate Adjustment Date and continuing through the date of such adjustment, "excess interest" being deemed to mean for the purposes of this paragraph, the result, if positive, of (x) the interest on the Term Note actually received by the Bank for such period minus (y) the interest on the Term
                                              -----
Note which would have been received by the Bank for such period had the Compliance Level corresponding to the Audited Q4 Debt Service Coverage Ratio been in effect throughout such period. Further, and notwithstanding anything provided above in this (S)1.12, if the Borrower's financial statements for any fiscal quarter are for any reason not timely delivered to the Bank, the Borrower will be deemed to be in Level Two Compliance unless and until such financial statements are so delivered to the Bank, at which time the Compliance Level will be determined based on such financial statements and the Applicable LIBOR Rate Increment will be adjusted (if the Compliance Level so determined is not Level Two Compliance), such adjustment to be retroactive to the due date of such financial statements. No rate adjustment provided for herein will be deemed to excuse or waive any default resulting from the failure by the Borrower to comply with any other provision of this letter agreement (including, without limitation, (S)3.9 of this letter agreement and, in the event of any such default, the Bank will have all of its rights and remedies described in Article V below consequent thereon. In any event, the Borrower will be deemed to be in Level [Two] Compliance from the date of this letter agreement to February 14, 2001, at which date the Compliance Level will be determined on the basis of the Debt Service Coverage Ratio as at the then relevant Adjustment Measurement Date (i.e.,
                                                                    ----
December 31, 2000).

     II.  REPRESENTATIONS AND WARRANTIES
          ------------------------------

     2.1.  Representations and Warranties.  In order to induce the Bank to enter
           ------------------------------
into this letter agreement and to make Term Loans hereunder, the Borrower warrants and represents to the Bank as follows:

     (a) The Borrower is a corporation duly organized, validly existing and in good standing under the laws of Delaware. The Borrower has full corporate power to own its property and conduct its business as now conducted and as proposed to be conducted, to grant the security interests contemplated by the Security Agreement and to enter into and perform this letter agreement and the other Loan Documents. The Borrower is duly qualified to do business and in good standing in Massachusetts and in each other jurisdiction in which the Borrower maintains any plant, office, warehouse or other facility and in each other jurisdiction where the failure so to qualify could (singly or in the aggregate with all other such failures) have a material adverse effect on the financial condition, business or prospects of the Borrower, all such jurisdictions being listed on item 2.1(a) of the attached Disclosure Schedule. At the date hereof, the Borrower has no Subsidiaries, except as shown on said item 2.1(a). The Borrower is not a member of any partnership or joint venture.

     (b) At the date of this letter agreement, no Person is known by the Borrower to own, of record and/or beneficially, more than 5% of the outstanding shares of any class of the Borrower's capital stock, except as set forth on item 2.1(b) of the attached Disclosure Schedule.

     (c) The execution, delivery and performance by the Borrower of this letter agreement and each of the other Loan Documents have been duly authorized by all necessary corporate and other action and do not and will not:

           (i) violate any provision of, or require as a prerequisite to effectiveness any filing (other than filings under the Uniform Commercial
     Code), registration, consent or approval under, any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to the Borrower;

           (ii) violate any provision of the charter or by-laws of the Borrower, or result in a breach of or constitute a default or require any waiver or consent under any indenture or loan or credit agreement or any other material agreement, lease or instrument to which the Borrower is a party or by which the Borrower or any of its properties may be bound or affected or require any other consent of any Person; or

           (iii) result in, or require, the creation or imposition of any lien, security interest or other encumbrance (other than in favor of the Bank), upon or with respect to any of the properties now owned or hereafter acquired by the Borrower.

     (d) This letter agreement and each of the other Loan Documents has been duly executed and delivered by the Borrower and each is a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its respective terms.

     (e) To the best knowledge of the Borrower, except as described on item 2.1(e) of the attached Disclosure Schedule, there are no actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened by or against the Borrower or any Subsidiary of the Borrower before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which could hinder or prevent the consummation of the transactions contemplated hereby or call into question the validity of this letter agreement or any of the other Loan Documents or any action taken or to be taken in connection with the transactions contemplated hereby or thereby or which in any single case or in the aggregate may result in any material adverse change in the business, prospects, condition, affairs or operations of the Borrower.

     (f) The Borrower is not in violation of any term of its charter or by-laws as now in effect. Except as described in item 2.1(f) of the attached Disclosure Schedule, neither the Borrower nor any Subsidiary of the Borrower is in material violation of any term of any mortgage, indenture or judgment, decree or order, or any other material instrument, contract or agreement to which it is a party or by which any of its property is bound.

     (g) The Borrower has filed (and has caused each Subsidiary of the Borrower to file) all federal, foreign, state and local tax returns, reports and estimates required to be filed by the Borrower or any such Subsidiary. All such filed returns, reports and estimates are proper and accurate and the Borrower (or the Subsidiary concerned, as the case may be) has paid all taxes, assessments, impositions, fees and other governmental charges required to be paid in respect of the periods covered by such returns, reports or estimates.
No deficiencies for any tax, assessment or governmental charge have been asserted or assessed, and the Borrower knows of no material tax liability or basis therefor.

     (h) To the best of the Borrower's knowledge, the Borrower is in compliance with (and each Subsidiary of the Borrower is in compliance with) all requirements of law, federal, foreign, state and local, and all requirements of all governmental bodies or agencies having jurisdiction over it, the conduct of its business, the use of its properties and assets, and all premises occupied by it, failure to comply with any of which could (singly or in the aggregate with all other such failures) have a material adverse effect upon the assets, business, financial condition or prospects of the Borrower. Without limiting the foregoing, the Borrower has all the material franchises, licenses, leases, permits, certificates and authorizations needed for the conduct of its business and the use of its properties and all premises occupied by it, as now conducted, owned and used and as proposed to be conducted, owned and used.

     (i) The financial statements of the Borrower presented in the November 29, 2000 Registration Statement are complete and accurate in all material respects and fairly present the financial condition of the Borrower as at the dates thereof and for the periods covered thereby. The Borrower does not have any material liability, contingent or otherwise, not disclosed in the November 29, 2000 Registration Statement that could materially affect the financial condition of the Borrower. Since November 29, 2000, here has been no material adverse development in the business, condition or prospects of the Borrower, and the Borrower has not entered into any material transaction other than in the ordinary course.

     (j) The principal place of business and chief executive offices of the Borrower are located at 61 Moulton Street, Cambridge, MA 02138. The books and records of the Borrower are located at said address or at 45 Moulton Street, Cambridge, MA or at 21 Erie Street, Cambridge, MA. Except as described on item 2.1(j) of the attached Disclosure Schedule, no assets of the Borrower are presently located at any address, other than 61 Moulton Street, Cambridge, MA, 45 Moulton Street, Cambridge, MA, or 21 Erie Street, Cambridge, MA. Said item 2.1(j) of the attached Disclosure Schedule also sets forth the names and addresses of all record owners of any premises where any material amount of Collateral may be located.

     (k) To the best knowledge of the Borrower, the Borrower owns or has a valid right to use all of the patents, licenses, copyrights, trademarks, trade names, know-how, trade secrets and other intellectual property (collectively, "Intellectual Property") now being used or necessary to conduct its business.
To the best knowledge of the Borrower, the conduct of the Borrower's business as now operated does not conflict with valid patents, copyrights, trademarks, trade names, know-how, trade secrets or other intellectual property of others in any manner that could materially adversely affect the business, prospects, assets or condition, financial or otherwise, of the Borrower.

     (l) None of the executive officers or key employees of the Borrower is subject to any agreement in favor of anyone other than the Borrower which limits or restricts that person's right to engage in the type of business activity conducted or proposed to be conducted by the Borrower or which grants to anyone other than the Borrower any rights in any inventions or other ideas susceptible to legal protection developed or conceived by any such officer or key employee.

     (m) The Borrower is not a party to any contract or agreement which now has or, as far as can be reasonably foreseen by the Borrower at the date hereof, may have a material adverse effect on the financial condition, business, prospects or properties of the Borrower.

     III.  AFFIRMATIVE COVENANTS AND REPORTING REQUIREMENTS
           ------------------------------------------------

     Without limitation of any other covenants and agreements contained herein or elsewhere, the Borrower agrees that so long as the financing arrangements contemplated hereby are in effect or all or any portion of any Term Loan or any of the other Obligations shall be outstanding:

     3.1.  Legal Existence; Qualification; Compliance.  The Borrower will
           ------------------------------------------
maintain (and will cause each Subsidiary of the Borrower to maintain) its corporate existence and good standing in the jurisdiction of its incorporation. The Borrower will remain qualified to do business and in good standing in Massachusetts. The Borrower will qualify to do business and will remain qualified and in good standing (and the Borrower will cause each Subsidiary of the Borrower to qualify and remain qualified and in good standing) in each other jurisdiction where the Borrower or such Subsidiary, as the case may be, maintains any plant, office, warehouse or other facility and in each other jurisdiction where the failure so to qualify could (singly or in the aggregate with all other such failures) have a material adverse effect on the financial condition, business or prospects of the Borrower or any such Subsidiary. The Borrower will comply with (and will cause each Subsidiary of the Borrower to comply with) its charter documents and by-laws. The Borrower will comply in all material respects with (and will cause each Subsidiary of the Borrower to comply with) all applicable laws, rules and regulations (including, without limitation, ERISA and those relating to environmental protection) other than (i) laws, rules or regulations the validity or applicability of which the Borrower or such Subsidiary shall be contesting in good faith by proceedings which serve as a matter of law to stay the enforcement thereof and (ii) those laws, rules and regulations the failure to comply with any of which would not (singly or in the aggregate) be reasonably likely to have a material adverse effect on the financial condition, business or prospects of the Borrower or any such Subsidiary.

     3.2.  Maintenance of Property; Insurance.  The Borrower will maintain and
           ----------------------------------
preserve (and will cause each Subsidiary of the Borrower to maintain and preserve) all of its material properties in good working order and condition, making all necessary repairs thereto and replacements thereof. The Borrower will maintain (and will cause each of its Subsidiaries to maintain) insurance with respect to its property and business against such liabilities, casualties and contingencies and of such types and in such amounts as shall be reasonably satisfactory to the Bank from time to time and in any event all such insurance as may from time to time be customary for companies conducting a business similar to that of the Borrower in similar locales.

     3.3.  Payment of Taxes and Charges.  The Borrower will pay and discharge
           ----------------------------
(and will cause each Subsidiary of the Borrower to pay and discharge) all taxes, assessments and governmental charges or levies imposed upon it or upon its income or property, including, without limitation, taxes, assessments, charges or levies relating to real and personal property, franchises, income, unemployment, old age benefits, withholding, or sales or use, prior to the date on which penalties would attach thereto, and all lawful claims (whether for any of the foregoing or otherwise) which, if unpaid, might give rise to a lien upon any property of the Borrower or any such Subsidiary, except any of the foregoing which is being contested in good faith and by appropriate proceedings which serve as a matter of law to stay the enforcement thereof and for which the Borrower has established and is maintaining adequate reserves. The Borrower will pay, and will cause each of its Subsidiaries to pay, in a timely manner, all lease obligations, material trade debt, purchase money obligations and equipment lease obligations and all of its other material Indebtedness. The Borrower will perform and fulfill all material covenants and agreements under any leases of real estate, agreements relating to purchase money debt, equipment leases and other material contracts. The Borrower will maintain in full force and effect, and comply with the terms and conditions of, all permits, permissions and licenses necessary or desirable for its business.

     3.4.  Accounts.  The Borrower will maintain its principal depository and
           --------
operating accounts with the Bank; provided that the Bank continues to offer competitive rates in connection therewith. In addition, so long as the Bank provides a competitive product for investment services, the Borrower will maintain at all times at least 50% of its investment securities in an investment account with the Bank.

     3.5.  Conduct of Business.  The Borrower will conduct, in the ordinary
           -------------------
course, the business in which it is presently engaged. The Borrower will not, without the prior written consent of the Bank, directly or indirectly (itself or through any Subsidiary) enter into any other lines of business, businesses or ventures, other than those reasonably related to the business conducted by the Borrower at the date of this letter agreement.

     3.6.  Reporting Requirements.  The Borrower will furnish to the Bank:
           ----------------------

           (i) Within 90 days after the end of each fiscal year of the Borrower (or, so long as the Borrower is subject to the requirements for the filing of periodic reports under the Exchange Act, within any extended filing period which may be permitted by the SEC), a copy of the annual audit report for such fiscal year for the Borrower, including therein consolidated and consolidating balance sheets of the Borrower and Subsidiaries as at the end of such fiscal year and related consolidated and consolidating statements of income, stockholders' equity and cash flow for the fiscal year then ended. The annual consolidated financial statements shall be certified by independent public accountants selected by the Borrower and reasonably acceptable to the Bank, such certification to be in such form as is generally recognized as "unqualified". The Borrower will also deliver to the Bank, within 90 days after the commencement of each fiscal year (or by such later date as may be established pursuant to the first sentence of this clause (i) for the furnishing of the annual audit report), projections (including balance sheet and income statement projections on a quarterly basis) for the Borrower for such fiscal year, prepared by the Borrower's management and approved by the Borrower's Board of Directors, such projections to be in such detail as is reasonably satisfactory to the Bank.

           (ii) Within 45 days after the end of each fiscal quarter of the Borrower (or, so long as the Borrower is subject to the requirements for the filing of periodic reports under the Exchange Act, within any extended filing period which may be permitted by the SEC for the filing of the relevant quarterly report), consolidated and consolidating balance sheets of the Borrower and Subsidiaries and related consolidated and consolidating statements of income and cash flow, unaudited but prepared in accordance with generally accepted accounting principles consistently applied fairly presenting the financial condition of the Borrower and Subsidiaries as at the dates thereof and for the periods covered thereby (except that such quarterly statements need not contain notes to the financial statements) and certified as complete by the chief financial officer of the Borrower, such balance sheets to be as at the end of such fiscal quarter and such statements of income and cash flow to be for such fiscal quarter and for the fiscal year to date, in each case together with a comparison to the results for the corresponding fiscal period of the immediately prior fiscal year. In addition, at any time when the Borrower's Unencumbered Cash Balance is not in excess of $25,000,000, the Borrower will also provide to the Bank on a monthly basis, within 30 days after the end of each calendar month, management-prepared monthly income statements, balance sheets and cash flow statements.

           (iii) At the time of delivery of each annual, quarterly or monthly financial statement of the Borrower, a certificate executed by the chief financial officer of the Borrower stating that he or she has reviewed this letter agreement and the other Loan Documents and has no knowledge of any Default or Event of Default or, if he or she has such knowledge, specifying each such Default or Event of Default and the nature thereof. Each financial statement given as at the end of any fiscal quarter (or at the end of a calendar month, as the case may be) will also set forth the calculations necessary to evidence compliance with (S)(S)3.7-3.9.

           (iv) Promptly after receipt, a copy of all audits or reports submitted to the Borrower by independent public accountants in connection with any annual, special or interim audits of the books of the Borrower and any "management letter" submitted by such accountants.

           (v) As soon as possible and in any event within ten days after the Borrower first knows of (or reasonably should have known of) the occurrence of any Default or Event of Default, the statement of the Borrower setting forth details of each such Default or Event of Default and the action which the Borrower proposes to take with respect thereto.

           (vi) Promptly after the commencement thereof, notice of all actions, suits and proceedings before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, to which the Borrower or any Subsidiary of the Borrower is a party.

           (vii) Promptly upon filing any registration statement or listing application (or any supplement or amendment to any registration statement or listing application) with the SEC or with any stock exchange or with the National Association of Securities Dealers quotations system, a copy of same.

           (viii) As long as the Borrower has a class of securities which is publicly-traded, a copy of each periodic or current report of the Borrower filed with the SEC or any successor agency, of each press release or other communication disseminated to the public generally, and of each annual report, proxy statement and other communication sent by the Borrower to shareholders or other securityholders generally, such copy to be provided to the Bank promptly upon such filing with the SEC, such public dissemination or such communication with shareholders or securityholders, as the case may be.

           (ix) Promptly after the Borrower has knowledge thereof, written notice of any development or circumstance which may reasonably be expected to have a material adverse effect on the Borrower or its business, properties, assets, Subsidiaries or condition, financial or otherwise.

           (x) Promptly upon request, such other information respecting the financial condition, operations, receivables, inventory, machinery or equipment of the Borrower or any Subsidiary as the Bank may from time to time reasonably request.

     3.7. Capital Base.  The Borrower will maintain, as at each Determination
          ------------
Date (commencing with December 31, 2000), a consolidated Capital Base of not less than $10,000,000.

     3.8. Liquidity.  The Borrower will maintain, as each Determination Date
          ---------
(commencing with December 31, 2000), a Quick Ratio of not less than 1.5 to 1. As used herein, "Quick Ratio" is the ratio of (x) Net Quick Unrestricted Assets to (y) Total Senior Liabilities.

     3.9. Debt Service Coverage.  The Borrower will maintain on a consolidated
          ---------------------
basis, as at each Determination Date (commencing with December 31, 2000), a Debt Service Coverage Ratio of not less than 2.0 to 1. As used herein, the "Debt Service Coverage Ratio", as determined as at any Determination Date, means the ratio of (x) EBITDA of the Borrower and Subsidiaries for the period of 12 months ending on such Determination Date to (y) the total of (1) all interest on any Indebtedness (whether senior or subordinated, long-term or current), which interest was paid or payable or accrued by the Borrower or any Subsidiary of the Borrower during such 12-month period ended on such Determination Date, plus (2)
                                                                       ----
the aggregate current maturities of long-term debt of the Borrower and Subsidiaries outstanding at such Determination Date, plus (3) the total Capital
                                                     ----
Expenditures incurred by the Borrower and/or any of its Subsidiaries and not financed by the Borrower as permitted under this letter agreement during the 12-month period ended on such Determination Date. Notwithstanding the foregoing, the Borrower need not comply with the foregoing provisions of this (S)3.9 as at any Determination Date if the Borrower's Unencumbered Cash Balance as at such Determination Date is at least equal to $10,000,000. As used herein, (A) "interest" on Indebtedness includes, without limitation, the interest component of any capitalized leases and all fees paid in respect of any letters of credit now or hereafter issued for the account of the Borrower and for any of its Subsidiaries, and (B) "current maturities of long-term debt" include, without limitation, current principal components of capitalized leases.

     3.10.  Books and Records.  The Borrower will maintain (and will cause each
            -----------------
of its Subsidiaries to maintain) complete and accurate books, records and accounts which will at all times accurately and fairly reflect all of its transactions in accordance with generally accepted accounting principles consistently applied. The Borrower will, at any reasonable time and from time to time upon reasonable notice and during normal business hours (and without any necessity for notice following the occurrence of an Event of Default), permit the Bank, and any agents or representatives thereof, to examine and make copies of and take abstracts from the records and books of account of, and visit the properties of the Borrower and any of its Subsidiaries, and to discuss its affairs, finances and accounts with its officers, directors and/or independent accountants, all of whom are hereby authorized and directed to cooperate with the Bank in carrying out the intent of this (S)3.10. Each financial statement of the Borrower hereafter delivered pursuant to this letter agreement will be complete and accurate and will fairly present the financial condition of the Borrower as at the date thereof and for the periods covered thereby.

     3.11.  Landlord's Waiver.  Prior to  making of the first Term Loan, the
            -----------------
Borrower will obtain, and will thereafter maintain in effect at all times, waivers from the owners of all premises in which any material amount of Collateral is located, such waivers to be in form and substance satisfactory to the Bank.

     IV.  NEGATIVE COVENANTS
          ------------------

     Without limitation of any other covenants and agreements contained herein or elsewhere, the Borrower agrees that so long as the financing arrangements contemplated hereby are in effect or all or any portion of any Term Loan or any of the other Obligations shall be outstanding:

     4.1. Indebtedness.  Without the prior written consent of the Bank, the
          ------------
Borrower will not create, incur, assume or suffer to exist any Indebtedness (nor allow any of its Subsidiaries to create, incur, assume or suffer to exist any Indebtedness), except for:

          (i) Indebtedness owed to the Bank, including, without limitation, the Indebtedness represented by the Term Note;

          (ii) Indebtedness of the Borrower or any Subsidiary for taxes, assessments and governmental charges or levies not yet due and payable;

          (iii) unsecured current liabilities of the Borrower or any Subsidiary (other than for money borrowed or for purchase money Indebtedness with respect to fixed assets) incurred upon customary terms in the ordinary course of business;

          (iv) purchase money Indebtedness (including, without limitation, Indebtedness in respect of capitalized equipment leases) incurred after the date hereof to equipment vendors and/or lessors for equipment purchased or leased by the Borrower for use in the Borrower's business, provided that the total of future Indebtedness permitted under this clause (iv) plus
                                                                       ----
     presently-existing equipment financing permitted under clause (v) of this
     (S)4.1 will not exceed $500,000 in the aggregate outstanding at any one time;

          (v) other Indebtedness (not described in any of clauses (i)-(iv) above) existing at the date hereof, but only to the extent set forth on item 4.1 of the attached Disclosure Schedule; and

          (vi) any guaranties or other contingent liabilities expressly permitted pursuant to (S)4.3.

     4.2. Liens.  The Borrower will not create, incur, assume or suffer to exist
          -----
(nor allow any of its Subsidiaries to create, incur, assume or suffer to exist) any mortgage, deed of trust, pledge, lien, security interest, or other charge or encumbrance (including the lien or retained security title of a conditional vendor) of any nature (collectively, "Liens"), upon or with respect to any of its property or assets, now owned or hereafter acquired (including, without limitation, any trustee process affecting any account of the Borrower with the
Bank), except that the foregoing restrictions shall not apply to:

          (i) Liens for taxes, assessments or governmental charges or levies on property of the Borrower or any of its Subsidiaries if the same shall not at the time be delinquent or thereafter can be paid without interest or penalty or are being contested in good faith and by appropriate proceedings which serve as a matter of law to stay any enforcement thereof and as to which adequate reserves are maintained;

          (ii) Liens imposed by law, such as carriers', warehousemen's and mechanics' liens and other similar Liens arising in the ordinary course of business for sums not yet due or which are being contested in good faith and by appropriate proceedings which serve as a matter of law to stay the enforcement thereof and as to which adequate reserves are maintained;

          (iii) pledges or deposits under workmen's compensation laws, unemployment insurance, social security, retirement benefits or similar legislation;

          (iv)   Liens in favor of the Bank;

          (v) Liens in favor of equipment vendors, equipment lessors and other Persons securing any purchase money Indebtedness permitted by clause (iv) of (S)4.1; provided that no such Lien will extend to any property of the Borrower other than the specific items of equipment financed;

          (vi) rights of the licensee under any commercially reasonable license of technology or other Intellectual Property given by the Borrower to any of the Borrower's customers in the ordinary course of its business; or

          (vii) other Liens existing at the date hereof, but only to the extent and with the relative priorities set forth on item 4.2 of the attached Disclosure Schedule.

At the request of the Borrower, the Bank will release from the lien of the Security Agreement the property financed by others and which is described in clause (v) and/or clause (vii) of this (S)4.2.

Without limitation of the other representations, warranties, covenants and agreements of the Borrower set forth elsewhere in this letter agreement, the Borrower (i) represents and warrants that neither the Borrower nor any of its Subsidiaries is now a party to any Restrictive Agreement and (ii) agrees that the Borrower will not enter into (nor permit any of its Subsidiaries to enter into) any Restrictive Agreement. As used herein, a "Restrictive Agreement" is any agreement, covenant, undertaking or understanding which could have the effect of preventing the Borrower or any Subsidiary from granting to the Bank in the future a Lien on its Intellectual Property.

     4.3. Guaranties.  The Borrower will not, without the prior written consent
          ----------
of the Bank, assume, guarantee, endorse or otherwise become directly or contingently liable (including, without limitation, liable by way of agreement, contingent or otherwise, to purchase, to provide funds for payment, to supply funds to or otherwise invest in any debtor or otherwise to assure any creditor against loss) (and will not permit any of its Subsidiaries so to assume, guaranty or become directly or contingently liable) in connection with any indebtedness of any other Person, except (i) guaranties by endorsement for deposit or collection in the ordinary course of business, and (ii) guaranties existing at the date hereof and described on item 4.3 of the attached Disclosure Schedule.

     4.4. Dividends.  The Borrower will not, without the prior written consent
          ---------
of the Bank, make any distributions to its shareholders, pay any dividends (other than dividends payable solely in capital stock of the Borrower) or redeem, purchase or otherwise acquire, directly or indirectly any of its capital stock.

     4.5. Loans and Advances.  The Borrower will not make or maintain (and will
          ------------------
not permit any Subsidiary to make or maintain) any loans or advances to any Person, including, without limitation, the Borrower's directors, officers and employees, except (i) existing officer loans listed on item 4.5 of the attached Disclosure Schedule and (ii) new loans and advances to such directors, officers or employees with respect to expenses incurred or expected to be incurred by them, all of which new loans and advances will not exceed, in the aggregate, $250,000 outstanding at any one time.

     4.6. Investments.  The Borrower will not, without the Bank's prior written
          -----------
consent, invest in, hold or purchase any stock or securities of any Person (nor will the Borrower permit any of its Subsidiaries to invest in, purchase or hold any such stock or securities) except: (i) readily marketable direct obligations of, or obligations guarantied by, the United States of America or any agency thereof; (ii) other investment grade debt securities; (iii) mutual funds, the assets of which are primarily invested in items of the kind described in the foregoing clauses (i) and (ii) of this (S)4.6; (iv) deposits with or certificates of deposit issued by the Bank and any other obligations of the Bank or the Bank's parent; (v) deposits with or certificates of deposit issued by any other bank organized in the United States having capital in excess of $100,000,000; (vi) existing investments described on item 4.6 of the attached Disclosure Schedule; (vii) investments in any Subsidiaries now existing or hereafter created by the Borrower pursuant to (S)4.7 below; provided that in any event the Tangible Net Worth of the Borrower alone (exclusive of its investment in Subsidiaries other than the Pledged Securities Corporation and any debt owed by any such Subsidiary to the Borrower but inclusive of the value of the marketable securities from time to time held by the Pledged Securities Corporation) will not be less than 90% of the consolidated Tangible Net Worth of the Borrower and Subsidiaries; and (viii) Permitted Acquisitions (provided that any such Permitted Acquisition which involves the creation or acquisition of a Subsidiary must also satisfy the test set forth in the proviso contained in
                                                       -------
clause (vii) above) As used herein, a "Pledged Securities Corporation" is a Massachusetts securities corporation which is wholly-owned by the Borrower and the capital stock of which is pledged to the Bank pursuant to a pledge agreement and an inducement letter satisfactory to the Bank.

     4.7. Subsidiaries; Acquisitions.  The Borrower will not, without the prior
          --------------------------
written consent of the Bank, make any acquisition of all or substantially all of the stock of any other Person or of all or substantially all of the assets of any other Person, other than pursuant to a Permitted Acquisition which also complies with clause (vii) of (S)4.6. The Borrower will not become a partner in any partnership. The Borrower will promptly inform the Bank if it forms any Subsidiaries.

     4.8. Merger.  The Borrower will not, without the prior written consent of
          ------
the Bank, merge or consolidate with any Person (other than a merger pursuant to a Permitted Acquisition in which the Borrower is the surviving corporation), or sell, lease, transfer or otherwise dispose of (whether in one or more transactions) any material portion of its assets (including, without limitation, any material portion of its Intellectual Property), other than (i) the sale of inventory in the ordinary course; and (ii) licensing of any of its Intellectual Property in the ordinary course of Borrower's business to another Person on commercially reasonable terms.

     4.9. Affiliate Transactions.  The Borrower will not, without the prior
          ----------------------
written consent of the Bank (such consent not to be unreasonably withheld or delayed), enter into any transaction, including, without limitation, the purchase, sale or exchange of any property or the rendering of any service, with any affiliate of the Borrower, except in the ordinary course and pursuant to the reasonable requirements of the Borrower's business and upon fair and reasonable terms no less favorable to the Borrower than would be obtained in a comparable arms'-length transaction with any Person not an affiliate; provided that nothing in this (S)4.9 shall be deemed to restrict the payment of salary or other similar payments to any officer or director of the Borrower at a level reasonably consistent with the salary and other payments being paid at the date of this letter agreement and heretofore disclosed in writing to the Bank, nor to prevent the hiring of additional officers at a salary level reasonably consistent with industry practice, nor to prevent reasonable periodic increases in salary or benefits. For the purposes of this letter agreement, "affiliate" means any Person which, directly or indirectly, controls or is controlled by or is under common control with the Borrower; any officer or director of the Borrower; any Person owning of record or beneficially, directly or indirectly, 5% or more of any class of capital stock of the Borrower or 5% or more of any class of capital stock or other equity interest having voting power (under ordinary circumstances) of any of the other Persons described above; and any member of the immediate family of any of the foregoing. "Control" means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of any Person, whether through ownership of voting equity, by contract or otherwise.

     4.10.  Change of Address, etc.  The Borrower will not change its corporate
            -----------------------
name or legal structure, nor will the Borrower change its chief executive offices or principal place of business from the premises described in (S)2.1(j), nor will the Borrower keep any Collateral at any location other than at those premises described in (S)2.1(j) without, in each instance, giving the Bank prompt written notice of same and providing all such financing statements, certificates and other documentation as the Bank may request in order to maintain the perfection and priority of the security interests granted or intended to be granted pursuant to the Security Agreement. The Borrower will not change its fiscal year or materially change its methods of financial reporting unless, in each instance, prior written notice of such change is given to the Bank and prior to such change the Borrower enters into amendments to this letter agreement in form and substance reasonably satisfactory to the Bank in order to preserve unimpaired the rights of the Bank and the obligations of the Borrower hereunder.

     4.11.  Hazardous Waste.  Except as provided below, the Borrower will not
            ---------------
dispose of or suffer or permit to exist any hazardous material or oil on any site or vessel owned, occupied or operated by the Borrower or any Subsidiary of the Borrower, nor shall the Borrower store (or permit any Subsidiary to store) on any site or vessel owned, occupied or operated by the Borrower or any such Subsidiary, or transport or arrange the transport of, any hazardous material or oil (the terms "hazardous material", "oil", "site" and "vessel", respectively, being used herein with the meanings given those terms in Mass. Gen. Laws, Ch. 21E or any comparable terms in any comparable statute in effect in any other relevant jurisdiction). The Borrower shall provide the Bank with written notice of (i) the intended storage or transport of any hazardous material or oil by the Borrower or any Subsidiary of the Borrower, (ii) any potential or known release or threat of release of any hazardous material or oil at or from any site or vessel owned, occupied or operated by the Borrower or any Subsidiary of the Borrower, and (iii) any incurrence of any expense or loss by any government or governmental authority in connection with the assessment, containment or removal of any hazardous material or oil for which expense or loss the Borrower or any Subsidiary of the Borrower may be liable. Notwithstanding the foregoing, the Borrower and its Subsidiaries may use, store and transport, and need not notify the Bank of the use, storage or transportation of, (x) oil in reasonable quantities, as fuel for heating of their respective facilities or for vehicles or machinery used in the ordinary course of their respective businesses and (y) hazardous materials that are solvents, cleaning agents or other materials used in the ordinary course of the respective business operations of the Borrower and its Subsidiaries in reasonable quantities, as long as in any case the Borrower or the Subsidiary concerned (as the case may be) has obtained and maintains in effect any necessary governmental permits, licenses and approvals, complies with all requirements of applicable federal, state and local law relating to such use, storage or transportation, follows the protective and safety procedures that a prudent businessperson conducting a business the same as or similar to that of the Borrower or such Subsidiary (as the case may be) would follow, and disposes of such materials (not consumed in the ordinary course) only through licensed providers of hazardous waste removal services.

     4.12.  No Margin Stock.  No proceeds of any Term Loan shall be used
            ---------------
directly or indirectly to purchase or carry any margin stock as such term is defined in Regulation U of the Board of Governors of the Federal Reserve System.

     4.13.  Subordinated Debt.  The Borrower will not directly or indirectly
            -----------------
make any optional or voluntary prepayment or purchase of Subordinated Debt or modify, alter or add any provisions with respect to payment of Subordinated Debt. The Borrower will not make any payment on account of any Subordinated Debt in violation of the subordination agreement governing same. In any event, the Borrower will not make any payment of any principal of or interest on any Subordinated Debt at any time when there exists, or if there would result therefrom, any Default or Event of Default hereunder.

     V.  DEFAULT AND REMEDIES
         --------------------

     5.1. Events of Default.  The occurrence of any one of the following events
          -----------------
shall constitute an Event of Default hereunder:

     (a) The Borrower shall fail to make any payment of principal of or interest on the Term Note on or before the date when due; or

     (b) Any representation or warranty of the Borrower contained herein shall at any time prove to have been incorrect in any material respect when made or any representation or warranty made by the Borrower in connection with any Term Loan shall at any time prove to have been incorrect in any material respect when made; or

     (c) The Borrower shall default in the performance or observance of any agreement or obligation under (S)(S)3.6, 3.7, 3.8 or 3.9 or any provision of
Article IV; or

     (d) The Borrower shall default in the performance or observance of any agreement or obligation under (S)3.1 and/or (S)3.3 and such default shall continue uncured for 10 days; or

     (e) The Borrower shall default in the performance of any other term, covenant or agreement contained in this letter agreement and such default shall continue unremedied for 30 days after written notice thereof shall have been given to the Borrower; or

     (f) Any default on the part of the Borrower or any Subsidiary of the Borrower shall exist, and shall remain unwaived or uncured beyond the expiration of any applicable notice and/or grace period, under any other contract, agreement or undertaking now existing or hereafter entered into with or for the benefit of the Bank (or any affiliate of the Bank); or

     (g) Any default shall exist and remain unwaived or uncured with respect to any Subordinated Debt of the Borrower or with respect to any instrument evidencing, guaranteeing or otherwise relating to any such Subordinated Debt, or any such Subordinated Debt shall not have been paid when due, whether by acceleration or otherwise, or shall have been declared to be due and payable prior to its stated maturity, or any event or circumstance shall occur which permits, or with the lapse of time or the giving of notice or both would permit, the acceleration of the maturity of any Subordinated Debt by the holder or holders thereof; or

     (h) Any default shall exist and remain unwaived or uncured with respect to any other Indebtedness of the Borrower or any Subsidiary of the Borrower for borrowed money or representing the deferred purchase price of the property in excess of $100,000 in aggregate principal amount or with respect to any instrument evidencing, guaranteeing, securing or otherwise relating to any such Indebtedness, or any such Indebtedness in excess of $100,000 in aggregate principal amount shall not have been paid when due, whether by acceleration or otherwise, or shall have been declared to be due and payable prior to its stated maturity, or any event or circumstance shall occur which permits, or with the lapse of time or the giving of notice or both would permit, the acceleration of the maturity of any such Indebtedness by the holder of holders thereof; or

     (i) The Borrower shall be dissolved, or the Borrower or any Subsidiary of the Borrower shall become insolvent or bankrupt or shall cease paying its debts as they mature or shall make an assignment for the benefit of creditors, or a trustee, receiver or liquidator shall be appointed for the Borrower or any Subsidiary of the Borrower or for a substantial part of the property of the Borrower or any such Subsidiary, or bankruptcy, reorganization, arrangement, insolvency or similar proceedings shall be instituted by or against the Borrower or any such Subsidiary under the laws of any jurisdiction (except for an involuntary proceeding filed against the Borrower or any Subsidiary of the Borrower which is dismissed within 60 days following the institution thereof); or

     (j) Any execution or similar process shall be issued or levied against any property of the Borrower or any Subsidiary and such execution or similar process shall not be paid, stayed, released, vacated or fully bonded within 30 days after its issue or levy; or

     (k) Any final, uninsured judgment in excess of $100,000 shall be entered against the Borrower or any Subsidiary of the Borrower by any court of competent jurisdiction; or

     (l) The Borrower or any Subsidiary of the Borrower shall fail to meet its minimum funding requirements under ERISA with respect to any employee benefit plan (or other class of benefit which the PBGC has elected to insure) or any such plan shall be the subject of termination proceedings (whether voluntary or involuntary) and there shall result from such termination proceedings a liability of the Borrower or any Subsidiary of the Borrower to the PBGC which, in each case, in the reasonable opinion of the Bank may have a material adverse effect upon the financial condition of the Borrower or any such Subsidiary; or

     (m) The Security Agreement or any other Loan Document shall for any reason (other than due to payment in full of all amounts secured or evidenced thereby or due to discharge in writing by the Bank) not remain in full force and effect; or

     (n) The security interests and liens of the Bank in and on any of the Collateral covered or intended to be covered by the Security Agreement shall for any reason (other than due to written release by the Bank) not be fully perfected liens and security interests; or

     (o) If, at any time, more than 50% of any class of voting stock of the Borrower shall be held, of record and/or beneficially, by any Person or by any "group" (as defined in the Exchange Act and the regulations thereunder), other than as set forth on item 5.1(o) of the attached Disclosure Schedule; or

     (p) There shall occur any other material adverse change in the condition (financial or otherwise), operations, properties, assets, liabilities or earnings of the Borrower.

     5.2. Rights and Remedies on Default.  Upon the occurrence of any Event of
          ------------------------------
Default, in addition to any other rights and remedies available to the Bank hereunder or otherwise, the Bank may exercise any one or more of the following rights and remedies (all of which shall be cumulative):

     (a) Declare the entire unpaid principal amount of the Term Note then outstanding, all interest accrued and unpaid thereon and all other amounts payable under this letter agreement, and all other Indebtedness of the Borrower to the Bank, to be forthwith due and payable, whereupon the same shall become forthwith due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrower.

     (b) Terminate the arrangements for Term Loans provided for by this letter agreement.

     (c) Exercise all rights and remedies hereunder, under the Security Agreement, under the Term Note and under each and any other agreement with the Bank; and exercise all other rights and remedies which the Bank may have under applicable law.

     5.3. Set-off.  In addition to any rights now or hereafter granted under
          -------
applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default, the Bank is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to the Borrower or to any other Person, all of which are hereby expressly waived, to set off and to appropriate and apply any and all deposits and any other Indebtedness at any time held or owing by the Bank or any affiliate thereof to or for the credit or the account of the Borrower against and on account of the obligations and liabilities of the Borrower to the Bank under this letter agreement or otherwise, irrespective of whether or not the Bank shall have made any demand hereunder and although said obligations, liabilities or claims, or any of them, may then be contingent or unmatured and without regard for the availability or adequacy of other collateral. As further security for the Obligations, the Borrower also grants to the Bank a security interest with respect to all its deposits and all securities or other property in the possession of the Bank or any affiliate of the Bank from time to time, and, upon the occurrence of any Event of Default, the Bank may exercise all rights and remedies of a secured party under the Uniform Commercial Code. ANY AND ALL RIGHTS TO REQUIRE THE BANK TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES ANY OF THE OBLIGATIONS PRIOR TO THE EXERCISE BY THE BANK OF ITS RIGHT OF SET-OFF UNDER THIS SECTION ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

     VI.  MISCELLANEOUS
          -------------

     6.1. Costs and Expenses.  The Borrower agrees to pay, on demand, all
          ------------------
reasonable costs and expenses (including, without limitation, reasonable legal fees) of the Bank in connection with the preparation, execution and delivery of this letter agreement, the Security Agreement, the Term Note and all other instruments and documents to be delivered in connection with any Term Loan and any amendments or modifications of any of the foregoing, as well as the costs and expenses incurred by the Bank in connection with the administration, default, collection, waiver or amendment of any terms of the Loan Documents, or in connection with the Bank's exercise, preservation or enforcement of any of its rights, remedies or options thereunder, including, without limitation, fees of outside legal counsel or the allocated costs of in-house legal counsel, accounting, consulting, brokerage or other similar professional fees or expenses, and any fees or expenses associated with travel or other costs relating to any appraisals or examinations conducted in connection with any Term Loan or any collateral therefor, all whether or not legal action is instituted. (Notwithstanding the foregoing, the Bank agrees that the Borrower will not be responsible for more than $10,000 in fees and disbursements of the Bank's counsel for the period through the date of this letter agreement.) In addition, the Borrower shall be obligated to pay any and all stamp and other taxes payable or determined to be payable in connection with the execution and delivery of this letter agreement, the Security Agreement, the Term Notes and all other instruments and documents to be delivered in connection with any Obligation. Any fees, expenses or other charges which the Bank is entitled to receive from the Borrower under this Section shall bear interest from the date of any demand therefor until the date when paid at a rate per annum equal to the highest rate applicable to any Term Loans (including any default rate).

     6.2. Facility Fee.  With respect to the Term Loans, the Borrower is paying
          ------------
to the Bank, at the date of execution and delivery of this letter agreement, a non-refundable facility fee in the amount of $25,000. The fee described in this
Section is in addition to any balances and fees required by the Bank or any of its affiliates in connection with any other services now or hereafter made available to the Borrower.

     6.3. Other Agreements.  The provisions of this letter agreement are not in
          ----------------
derogation or limitation of any obligations, liabilities or duties of the Borrower under any of the other Loan Documents or any other agreement with or for the benefit of the Bank. No inconsistency in default provisions between this letter agreement and any of the other Loan Documents or any such other agreement will be deemed to create any additional grace period or otherwise derogate from the express terms of each such default provision. No covenant, agreement or obligation of the Borrower contained herein, nor any right or remedy of the Bank contained herein, shall in any respect be limited by or be deemed in limitation of any inconsistent or additional provisions contained in any of the other Loan Documents or any such other agreement.

     6.4. Addresses for Notices, etc.  All notices, requests, demands and other
          ---------------------------
communications provided for hereunder shall be in writing and shall be mailed or delivered to the applicable party at the address indicated below:

          If to the Borrower:

          Curis, Inc.
          61 Moulton Street
          Cambridge, MA 02138
          Attention:  George Eldridge, Chief Financial Officer

          with a copy to:

          C. Hall Swaim, Esquire
          Hale and Dorr LLP
          60 State Street
          Boston, MA  02109

          If to the Bank:

          Fleet National Bank
          Technology & Communications Group
          Mail Code:  MA DE 10009G
          100 Federal Street
          Boston, MA  02110
          Attention:  Kimberly A. Martone, Director

or, as to each of the foregoing, at such other address as shall be designated by such Person in a written notice to the other party complying as to delivery with the terms of this Section. All such notices, requests, demands and other communications shall be deemed delivered on the earlier of (i) the date received or (ii) the date of delivery, refusal or non-delivery indicated on the return receipt if deposited in the United States mails, sent postage prepaid, certified or registered mail, return receipt requested, addressed as aforesaid. If any such notice, request, demand or other communication is hand-delivered, same shall be effective upon receipted delivery.

     6.5. Binding Effect; Assignment; Termination.  This letter agreement shall
          ---------------------------------------
be binding upon the Borrower, its successors and assigns and shall inure to the benefit of the Borrower and the Bank and their respective permitted successors and assigns. The Borrower may not assign this letter agreement or any rights hereunder without the express written consent of the Bank. The Bank may, in accordance with applicable law, from time to time assign or grant participations in this letter agreement, the Term Loans and/or the Term Note. Without limitation of the foregoing generality,

          (i) The Bank may at any time pledge all or any portion of its rights under the Loan Documents (including any portion of the Term Note) to any of the 12 Federal Reserve Banks organized under Section 4 of the Federal Reserve Act, 12 U.S.C. Section 341. No such pledge or the enforcement thereof shall release the Bank from its obligations under any of the Loan Documents.

          (ii) The Bank shall have the unrestricted right at any time or from time to time, and without the consent of or notice to the Borrower, to assign all or any portion of its rights and obligations hereunder to one or more banks or other financial institutions (each, an "Assignee"), and the Borrower agrees that it shall execute, or cause to be executed, such documents, including, without limitation, amendments to any documents, instruments and agreements executed in connection herewith, as the Bank shall deem necessary to effect the foregoing. In addition, at the request of the Bank and any such Assignee, the Borrower at no cost to itself shall issue one or more new promissory notes, as applicable, to any such Assignee and, if the Bank has retained any of its rights and obligations hereunder following such assignment, to the Bank, which new promissory notes shall be issued in replacement of, but not in discharge of, the liability evidenced by the promissory note held by the Bank prior to such assignment and shall reflect the amount of the respective commitments and loans held by such Assignee and the Bank after giving effect to such assignment. Upon the execution and delivery of appropriate assignment documentation, amendments and any other documentation required by the Bank in connection with such assignment, and the payment by the Assignee of the purchase price agreed to by the Bank and such Assignee, such Assignee shall be a party to this letter agreement and shall have all of the rights and obligations of the Bank hereunder (and under any and all other guaranties, documents, instruments and agreements executed in connection herewith) to the extent that such rights and obligations have been assigned by the Bank pursuant to the assignment documentation between the Bank and such Assignee, and the Bank shall be released from its obligations hereunder and thereunder to a corresponding extent.

          (iii) The Bank shall have the unrestricted right at any time and from time to time, and without the consent of or notice to the Borrower, to grant to one or more banks or other financial institutions (each, a "Participant") participating interests in the Bank's obligation to lend hereunder and/or any or all of the Term Loans held by the Bank hereunder. In the event of any such grant by the Bank of a participating interest to a Participant, whether or not upon notice to the Borrower, the Bank shall remain responsible for the performance of its obligations hereunder and the Borrower shall continue to deal solely and directly with the Bank in connection with the Bank's rights and obligations hereunder. The Bank may furnish any information concerning the Borrower in its possession from time to time to prospective Assignees and Participants; provided that the Bank shall require any such prospective Assignee or Participant to agree in writing to maintain the confidentiality of such information to the same extent as the Bank would be required to maintain such confidentiality.

     The Borrower may terminate this letter agreement and the financing arrangements made herein by giving written notice of such termination to the Bank; provided that no such termination will release or waive any of the Bank's rights or remedies or any of the Borrower's obligations under this letter agreement or any of the other Loan Documents unless and until the Borrower has paid in full the Term Loans and all interest thereon and all fees and charges payable in connection therewith.

     6.6. Consent to Jurisdiction.  The Borrower irrevocably submits to the non-
          -----------------------
exclusive jurisdiction of any Massachusetts court or any federal court sitting within The Commonwealth of Massachusetts over any suit, action or proceeding arising out of or relating to this letter agreement and/or the Term Note. The Borrower irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding brought in such a court and any claim that any such suit, action or proceeding has been brought in an inconvenient forum. The Borrower agrees that final judgment in any such suit, action or proceeding brought in such a court shall be enforced in any court of proper jurisdiction by a suit upon such judgment, provided that service of process in such action, suit or proceeding shall have been effected upon the Borrower in one of the manners specified in the following paragraph of this
(S)6.6 or as otherwise permitted by law.

     The Borrower hereby consents to process being served in any suit, action or proceeding of the nature referred to in the preceding paragraph of this (S)6.6 either (i) by mailing a copy thereof by registered or certified mail, postage prepaid, return receipt requested, to it at its address set forth in (S)6.4 (as such address may be changed from time to time pursuant to said (S)6.4) or (ii) by serving a copy thereof upon it at its address set forth in (S)6.4 (as such address may be changed from time to time pursuant to said (S)6.4).

     6.7. Severability.  In the event that any provision of this letter
          ------------
agreement or the application thereof to any Person, property or circumstances shall be held to any extent to be invalid or unenforceable, the remainder of this letter agreement, and the application of such provision to Persons, properties or circumstances other than those as to which it has been held invalid and unenforceable, shall not be affected thereby, and each provision of this letter agreement shall be valid and enforced to the fullest extent permitted by law.

     6.8. Governing Law.  This letter agreement and the Term Note shall be
          -------------
governed by, and construed and enforced in accordance with, the laws of The Commonwealth of Massachusetts, without giving effect to conflict of laws principles.

     6.9. Replacement Note.  Upon receipt of an affidavit of an officer of the
          ----------------
Bank as to the loss, theft, destruction or mutilation of the Term Note or of any other Loan Document which is not of public record and, in the case of any such mutilation, upon surrender and cancellation of the Term Note or other Loan Document, the Borrower will issue, in lieu thereof, a replacement Term Note or other Loan Document in the same principal amount (as to the Term Note) and in any event of like tenor.

     6.10.  Usury.  All agreements between the Borrower and the Bank are hereby
            -----
expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of maturity of the Term Note or otherwise, shall the amount paid or agreed to be paid to the Bank for the use or the forbearance of the Indebtedness represented by the Term Note exceed the maximum permissible under applicable law. As used herein, the term "applicable law" shall mean the law in effect as of the date hereof; provided, however, that in the event there is a change in the law which results in a higher permissible rate of interest, then this letter agreement and the Term Note shall be governed by such new law as of its effective date. In this regard, it is expressly agreed that it is the intent of the Borrower and the Bank, in the execution, delivery and acceptance of the Term Note, to contract in strict compliance with the laws of The Commonwealth of Massachusetts. If, under any circumstances whatsoever, performance or fulfillment of any provision of the Term Note or any of the other Loan Documents at the time such provision is to be performed or fulfilled shall involve exceeding the limit of validity prescribed by applicable law, then the obligation so to be performed or fulfilled shall be reduced automatically to the limits of such validity, and if under any circumstances whatsoever the Bank should ever receive as interest an amount which would exceed the highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of the principal balance evidenced by the Term Note and not to the payment of interest. The provisions of this (S)6.10 shall control every other provision of this letter agreement and of the Term Note.

     6.11.  WAIVER OF JURY TRIAL.  THE BORROWER AND THE BANK HEREBY KNOWINGLY,
            --------------------
VOLUNTARILY AND INTENTIONALLY MUTUALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS LETTER AGREEMENT, THE TERM NOTE OR ANY OTHER LOAN DOCUMENTS OR OUT OF ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE BANK RELATING TO THE ADMINISTRATION OF THE TERM LOANS OR ENFORCEMENT OF THE LOAN DOCUMENTS, AND AGREE THAT NEITHER PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EXCEPT AS PROHIBITED BY LAW, THE BORROWER HEREBY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES. THE BORROWER CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE BANK HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE BANK WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER. THIS WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR THE BANK TO ENTER INTO THIS AGREEMENT AND TO MAKE TERM LOANS AS CONTEMPLATED HEREIN.

     6.12.  Integration; Amendments.  This Agreement, the Term Note and the
            -----------------------
other Loan Documents delivered herewith are intended by the parties as the final, complete and exclusive statement of the transactions evidenced by the Loan Documents. All prior or contemporaneous promises, agreements and understandings, whether oral or written, are deemed to be superseded by this Agreement and the other Loan Documents delivered herewith. This Agreement may not be amended or modified except by a written instrument setting forth such amendment or modification executed by the Borrower and the Bank.

     6.13.  Confidentiality.  Except as otherwise provided below, the Bank will
            ---------------
not at any time use (for any purpose other than in connection with monitoring the credit facilities which it provides to the Borrower and/or enforcing its rights hereunder and/or under the Security Agreement) any confidential or proprietary information of any kind to which the Bank is given access or which is provided to the Bank by the Borrower pursuant to this letter agreement (such information being hereinafter referred to, subject to the last sentence of this
(S)6.13, as the "Confidential Information"). The Bank agrees that it will use reasonable efforts to ensure that Confidential Information will not be disclosed to any other Person without the Borrower's consent; provided, however, that nothing contained herein will be deemed to preclude any such disclosure: (1) to employees, officers, directors and/or agents of the Bank in connection with the approval of Term Loans, letters of credit, foreign exchange contracts or other facilities or in connection with the administration of this letter agreement, any such Term Loans, letters of credit, foreign exchange contracts or other facilities; (2) to internal or independent auditors; (3) to any examiners or other officials, employees or agents of any federal or state governmental regulatory agency, board, commission, public corporation or similar entity; (4) if ordered by any court or governmental agency having or claiming jurisdiction; (5) to any actual or proposed assignee of or participant in any Term Loan, letter of credit, foreign exchange contract or other facility; and/or
(6) in connection with any suit, action or other proceeding to collect any Term Loan or any other Obligation or enforce any other right under this Letter Agreement, the Security Agreement and/or the Term Note. Notwithstanding the foregoing, it is agreed that "Confidential Information" expressly excludes: (1) any information filed with a public agency or otherwise within the public domain, (2) any information supplied to the Bank by a third party under circumstances in which the recipient of such information does not know of (and should not reasonably have known of) any confidential relationship between such third party and the Borrower which would restrict dissemination of such information, and (3) any information supplied by or on behalf of the Borrower which is not labeled "confidential" or as to which the Borrower has not otherwise indicated that disclosure is prohibited.

     VII.  DEFINED TERMS
           -------------

     7.1. Definitions.  In addition to terms defined elsewhere in this letter
          -----------
agreement, as used in this letter agreement, the following terms have the following respective meanings:

     "Applicable LIBOR Rate Increment" - At any time while the Borrower is in Level One Compliance - 2.0% per annum; and at any time while the Borrower is in Level Two Compliance - 2.5% per annum.

     "Bank Certificate" - A certificate signed by an officer of the Bank setting forth any additional amount required to be paid by the Borrower to the Bank pursuant to (S)1.4, (S)1.7 or (S)1.8 of this letter agreement, which certificate shall be submitted by the Bank to the Borrower in connection with each demand made at any time by the Bank upon the Borrower with respect to any such additional amount, and each such certificate shall, save for manifest error, constitute presumptive evidence of the additional amount required to be paid by the Borrower to the Bank upon each demand. A claim by the Bank for all or any part of any additional amount required to be paid by the Borrower may be made before and/or after the end of the period to which such claim relates or during which such claim has arisen and before and/or after any payment hereunder to which such claim relates. Each Bank Certificate shall set forth in reasonable detail the basis for and the calculation of the claim to which it relates.

     "Business Day" - Any day which is not a Saturday, nor a Sunday nor another day on which banks in Boston, Massachusetts are authorized or directed to close; provided however that if the applicable provision relates to a LIBOR Loan, then the term "Business Day" shall not include any day on which dealings are not carried on in the London interbank market or on which banks are not open for business in London.

     "Capital Base" - At any time, the sum of (i) the consolidated Tangible Net Worth of the Borrower and Subsidiaries then existing, plus (ii) the principal
                                                      ----
amount of Subordinated Debt of
the Borrower then outstanding (nothing contained herein being deemed to authorize the incurrence of any such Subordinated Debt).

     "Capital Expenditures" - All acquisitions of machinery, equipment, land, leaseholds, buildings, leasehold improvements and all other expenditures for purposes which are considered to be fixed assets under generally accepted accounting principles consistently applied. When a fixed asset is acquired by a lease which is required to be capitalized pursuant to generally accepted accounting principles, the amount required to be capitalized pursuant thereto shall be considered to be a Capital Expenditure in the year such asset is first leased.

     "Collateral" - All property now or hereafter owned by the Borrower or in which the Borrower now or hereafter has any interest which is now or hereafter described as "Collateral" in the Security Agreement.

     "Compliance Level" - Level One Compliance or Level Two Compliance, as the case may be.

     "Debt Service Coverage Ratio" - As defined in (S)3.9.

     "Default" - Any event or circumstance which, with the passage of time or the giving of notice or both, could become an Event of Default.

     "Determination Date" - The last day of each fiscal quarter of the Borrower; provided that at any time when the Borrower's Unencumbered Cash Balance is not in excess of $25,000,000, a Determination Date will be deemed to occur as at the end of each calendar month.

     "EBITDA" - The consolidated Net Income (or, if relevant, the consolidated Net Loss, expressed as a negative number) of the Borrower and Subsidiaries for any period, plus, without duplication of any item, (i) all federal and state
            ----
income taxes (but not taxes in the nature of an ad valorem property tax or a
                                                -- -------
sales or excise tax) paid or accrued with respect to such period, (ii) all interest on any Indebtedness (whether senior debt or subordinated debt) paid or accrued by the Borrower and/or any of its Subsidiaries for such period and actually deducted on the consolidated books of the Borrower for the purposes of computation of its consolidated Net Income (or consolidated Net Loss, as the case may be) for the period involved, and (iii) the amount of the provision for depreciation and/or amortization actually deducted on the consolidated books of the Borrower for the purposes of computation of its consolidated Net Income (or consolidated Net Loss, as the case may be) for the period involved.

     "ERISA" - The Employee Retirement Income Security Act of 1974, as amended.

     "Eurocurrency Liabilities" - Has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System (or any successor), as in effect from time to time, or in any successor regulation relating to the liabilities described in said Regulation D.

     "Event of Default" - As defined in (S)5.1.

     "Exchange Act" - The Securities Exchange Act of 1934, as amended, or any successor statute.

     "Floating Rate" - As defined in (S)1.4.

     "Floating Rate Loan" - All or any portion of any Term Loan which bears interest at a rate calculated with reference to the Prime Rate.

     "Impositions" - All present and future taxes, levies, duties, impositions, deductions, charges and withholdings applicable to the Bank with respect to any LIBOR Loan, excluding, however, any taxes imposed directly on the Bank's income and any franchise taxes imposed on it by the jurisdiction under the laws of which the Bank is organized or any political subdivision thereof.

     "Indebtedness" - All obligations of a Person, whether current or long-term, senior or subordinated, which in accordance with generally accepted accounting principles would be included as liabilities upon such Person's balance sheet at the date as of which Indebtedness, is to be determined, and shall also include guaranties, endorsements (other than for collection in the ordinary course of business) or other arrangements whereby responsibility is assumed for the obligations of others, whether by agreement to purchase or otherwise acquire the obligations of others, including any agreement, contingent or otherwise, to furnish funds through the purchase of goods, supplies or services for the purpose of payment of the obligations of others.

     "Intellectual Property" - As defined in (S)2.1(k).

     "Interest Payment Date(s)" - As to each LIBOR Loan, the last day of the Interest Period applicable to such LIBOR Loan; provided that if such Interest Period is longer than three months, then there shall be two Interest Payment Dates for such LIBOR Loan, the first Interest Payment Date to occur three months from the beginning of the Interest Period and the second Interest Payment Date to occur at the end of such Interest Period.

     "Interest Period" - As to each LIBOR Loan, the period commencing with the date of the making of such LIBOR Loan (or the date on which a Floating Rate Loan is converted into such LIBOR Loan or the date on which a prior LIBOR Loan is continued as such LIBOR Loan) and ending one month, two months, three months or six months thereafter (as the Borrower may select in accordance with (S)1.4); provided that (A) any such Interest Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day occurs in a new calendar month, in which case such Interest Period shall end on the immediately preceding Business Day, (B) any such Interest Period which begins on a day for which there is no numerically corresponding day in the calendar month during which such Interest Period is to end shall end on the last Business Day of such calendar month, and (C) no Interest Period may be selected as to any principal amount of any Term Loan if such Interest Period would end after the regularly-scheduled due date of such principal amount.

     "Level One Compliance" and "Level Two Compliance" are each defined in
(S)1.12.

     "LIBOR" - With respect to each Interest Period for a LIBOR Loan, that rate per annum (rounded upward, if necessary, to the nearest one hundred-thousandth of a percentage point) which represents the offered rate for deposits in U.S. Dollars, for a period of time comparable to such Interest Period, which appears on the Telerate page 3750 as of 11:00 a.m. (London time) on that day that is two
(2) London Banking Days preceding the first day of such Interest Period; provided, however, that if the rate described above does not appear on the Telerate System on any applicable interest determination date, LIBOR for such Interest Period shall be the rate (rounded upwards as described above, if necessary) determined on the basis of the offered rates for deposits in U.S. Dollars for a period of time comparable to such Interest Period which are offered by four major banks in the London interbank market at approximately 11:00 a.m., London time, on that day that is two (2) London Banking Days preceding the first day of such Interest Period, as selected by the Bank. The principal London office of each of four major London banks will be requested to provide a quotation of its U.S. Dollar deposit offered rate. If at least two such quotations are provided, the rate for that date will be the arithmetic mean of the quotations. If fewer than two quotations are provided as requested, the rate for that date will be determined on the basis of the rates quoted for loans in U.S. Dollars to leading European banks for a period of time comparable to such Interest Period offered by major banks in New York City at approximately 11:00 a.m., New York City time, on that day that is two London Banking Days preceding the first day of such Interest Period. In the event that the Bank is unable to obtain any such quotation as provided above, it will be deemed that LIBOR for the proposed Interest Period cannot be determined. The Bank shall give prompt notice to the Borrower of LIBOR as determined for each LIBOR Loan and such notice shall be deemed conclusively correct, absent manifest error.
"London Banking Day" shall mean any date on which commercial banks are open for business in London.

     "LIBOR Interest Rate" - For any Interest Period applicable to a LIBOR Loan, an interest rate per annum, expressed as a percentage, determined by the Bank pursuant to the following formula:

          LIR =    LIBOR    + ALRI
                -----------
                [1.00 - RR]

          Where LIR = LIBOR Interest Rate
              LIBOR = See definition of LIBOR
                 RR = Reserve Rate
               ALRI = Applicable LIBOR Rate Increment

The LIBOR Interest Rate will be adjusted during any Interest Period to reflect any effective change in the Applicable LIBOR Rate Increment during such Interest Period and/or any change in the Reserve Rate during such Interest Period.

     "LIBOR Loan" - All or any portion of a Term Loan which bears interest at a particular LIBOR Interest Rate.

     "LIBOR Loan Notice" - As defined in (S)1.4.

     "Loan Documents" - Each of this letter agreement, the Term Note, the Security Agreement and each other instrument, document or agreement evidencing, securing, guaranteeing or relating in any way to any of the Term Loans, all whether now existing or hereafter arising or entered into.

     "London" - The City of London in England.

     "Net Income" (or "Net Loss") - The book net income (or book net loss, as the case may be) of a Person for any period, after all taxes actually paid or accrued and all expenses and other charges determined in accordance with generally accepted accounting principles consistently applied.

     "Net Quick Unrestricted Assets"  -  Such current assets of the
Borrower as consist (without duplication) of cash, cash-equivalents, debt instruments which are Readily-Marketable Securities, commercial paper rated not less than A-1/P-1 and Receivables (net of appropriate reserves), but excluding any of the foregoing which are subject to any pledge, lien, encumbrance or other restriction.

     "November 29, 2000 Registration Statement" - The Registration
Statement on Form S-1 filed by the Borrower on November 29, 2000 with the SEC.

     "Obligations" - All Indebtedness, covenants, agreements, liabilities and obligations, now existing or hereafter arising, made by the Borrower with or for the benefit of the Bank or owed by the Borrower to the Bank in any capacity.

     "PBGC" - The Pension Benefit Guaranty Corporation or any successor thereto.

     "Permitted Acquisition" - The acquisition by the Borrower of all or substantially all of the stock or assets of another Person; provided that all of
                                                                          ---
the following criteria are met: (1) such Person conducts a business (or the assets so acquired are used to conduct a business) which is the same as or is substantially related to the business conducted by the Borrower at the date of this letter agreement; (2) the Board of Directors of the Person so acquired (as such Board was constituted prior to the commencement of the acquisition) has approved the acquisition; (3) at the time of each such acquisition and after giving effect thereto there shall be no Default or Event of Default, with compliance with each of (S)3.7 and (S)3.8 and the Unencumbered Cash Balance test of (S)3.9 being measured for this purpose as at the then most recent fiscal quarter-end, giving effect to such acquisition on a pro forma basis as if it had
                                                    ---------
occurred immediately prior to such fiscal quarter-end, and with compliance with the Debt Service Coverage Ratio test contained in (S)3.9 being measured for this purpose as at the then most recent fiscal quarter-end, giving effect to such acquisition as if it had occurred at the beginning of the 12-month period ended at said fiscal quarter-end; (4) prior to such acquisition the Borrower shall have delivered to the Bank projections, in form and substance reasonably satisfactory to the Bank, showing that the Borrower will be in compliance with each of (S)3.7, (S)3.8 and (S)3.9 for the balance of the fiscal year in which such acquisition takes place and for the next following fiscal year; and (5) the Bank receives a fully perfected first priority security interest in all assets acquired pursuant to any such acquisition (and, if any or all of such assets are held by a Subsidiary of the Borrower, then such Subsidiary must join in this letter agreement as a co-borrower hereunder and grant such a security interest in its assets to the Bank, all pursuant to documentation satisfactory to the Bank).

     "Person" - An individual, corporation, partnership, limited partnership, limited liability company, joint venture, trust or unincorporated organization, or a government or any agency or political subdivision thereof.

     "Prime Rate" - That variable rate of interest per annum designated by the Bank, from time to time, as being its prime rate, it being understood that such rate is merely a reference rate and does not necessarily represent the lowest or best rate being charged to any customer.

     "Qualifying Equipment" - Laboratory equipment and other capital equipment purchased by the Borrower within the 90 days preceding the date of the Term Loan relating to same (or at any time since August 1, 2000 to the extent expressly provided for in (S)1.2) for use in the Borrower's business and meeting all of the following criteria: (i) such equipment consists of one or more of the items shown on the Equipment and Leasehold Improvements List heretofore delivered by the Borrower to the Bank or has otherwise been approved by the Bank for use in supporting a Term Loan, (ii) each item of such equipment has been delivered to and installed at the Borrower's premises in Cambridge, MA and has become fully operational, (iii) the Borrower has paid in full for each item of such equipment and holds title to same, free of all interests and claims of any other Person (other than the security interest of the Bank), and (iv) the Bank has a fully perfected first security interest in such equipment.

     "Qualifying Leasehold Improvements" - Leasehold improvements affixed to, installed in and/or made to the Borrower's premises in Cambridge, MA within the 90-day period prior to the date of the advance of the relevant Term Loan (or at any time since August 1, 2000 to the extent expressly provided for in
(S)1.2), all of which leasehold improvements must meet all of the following criteria: (i) such leasehold improvements are shown on the Equipment and Leasehold Improvements List heretofore delivered by the Borrower to the Bank or otherwise have been approved by the Bank for use in supporting a Term Loan, (ii) the Borrower has paid in full for such leasehold improvements and holds title to same, free of all interests and claims of any other Person (other than the security interest of the Bank), and (iii) the Bank has a fully perfected first priority security interest in such leasehold improvements, except as set forth in the next sentence. The Bank acknowledges that such leasehold improvements are to be affixed to the Borrower's premises and may become so built into such premises that they become part of the realty, with the result that the owner of the premises would have rights thereto upon the termination of the Borrower's lease and the Bank would no longer have a security interest therein.

     "Readily-Marketable Securities" - Debt and equity securities owned by the Borrower which are publicly traded on the New York Stock Exchange, on the American Stock Exchange or on the NASDAQ National Market System.

     "Receivables" - As to any Person, all of such Person's accounts and accounts receivable for goods sold or for services rendered.

     "Reserve Rate" - The aggregate rate, expressed as a decimal, at which the Bank would be required to maintain reserves under Regulation D of the Board of Governors of the Federal Reserve System (or any successor or similar regulation relating to such reserve requirements) against Eurocurrency Liabilities, as well as any other reserve required of the Bank with respect to the LIBOR Loans. The LIBOR Interest Rate shall be adjusted automatically on and as of the effective date of any change in the Reserve Rate.

     "SEC" - The Securities and Exchange Commission or any successor agency.

     "Subordinated Debt" - Any Indebtedness of the Borrower which is expressly subordinated, pursuant to a subordination agreement in form and substance satisfactory to the Bank, to all Indebtedness now or hereafter owed by the Borrower to the Bank.

     "Subsidiary" - Any corporation or other entity of which the Borrower and/or any of its Subsidiaries, directly or indirectly, owns, or has the right to control or direct the voting of, fifty (50%) percent or more of the outstanding capital stock or other ownership interest having general voting power (under ordinary circumstances).

     "Tangible Net Worth" - An amount equal to the total assets of any Person (excluding (i) the total intangible assets of such Person, (ii) any minority interests in Subsidiaries and (iii) any assets representing amounts due from any officer or employee of such Person or from any Subsidiary of such Person) minus the total liabilities of such Person. Total intangible assets shall be deemed to include, but shall not be limited to, the excess of cost over book value of acquired businesses accounted for by the purchase method, formulae, trademarks, trade names, patents, patent rights and deferred expenses (including, but not limited to, unamortized debt discount and expense, organizational expense, capitalized software costs and experimental and development expenses).

     "Total Senior Liabilities" - All Indebtedness of the Borrower and/or any Subsidiary of the Borrower (secured or unsecured) which would properly be included in the liabilities shown on the face of a balance sheet of the Borrower prepared in accordance with generally accepted accounting principles, but excluding any such Indebtedness which constitutes Subordinated Debt.

     "Unencumbered Cash Balance" - At any time, the total of all cash and cash-equivalents of the Borrower which are not subject to any pledge, lien, encumbrance or other restriction, except in favor of the Bank. Without limitation of the foregoing, the "Unencumbered Cash Balance" will in no event include any cash or cash-equivalents pledged to support any letter of credit.

     Any defined term used in the plural preceded by the definite article shall be taken to encompass all members of the relevant class. Any defined term used in the singular preceded by "any" shall be taken to indicate any number of the members of the relevant class.

     7.2.     Security Agreement.  (a)  The Borrower acknowledges and
                   ------------------
agrees that the "Obligations" described in and secured by the Security Agreement include, without limitation, all of the obligations of the Borrower under the Term Note and/or this letter agreement.

     (b) In addition to, and without limitation of, the security interests granted pursuant to any document included within the definition of "Security Agreement", the Borrower hereby grants to the Bank, in order to secure the full and prompt payment and performance of all of the Obligations, a security interest in all of the Borrower's files, books and records (including, without limitation, all electronically recorded data) all whether now owned or existing or hereafter acquired, created or arising.

     (c) The Borrower acknowledges and agrees that, during the continuance of any Event of Default (as defined in (S)5.1 of this letter agreement), the Bank may, at any time, without further notice to the Borrower, notify account debtors that the Collateral has been assigned to the Bank and that payments by such account debtors shall be made directly to the Bank. At any time during the continuance of an Event of Default, the Bank may collect the Borrower's Receivables, or any of same, directly from account debtors and may charge the collection costs and expenses to the Borrower.

     This letter agreement is executed, as an instrument under seal, as of the day and year first above written.

                                    Very truly yours,

                                    CURIS, INC.


                                    By  /s/ George Eldridge
                                       ------------------------------
                                     Name:  George Eldridge
                                     Title: Vice President
Accepted and agreed:

FLEET NATIONAL BANK


By  /s/ Kimberly Martone
  ---------------------------
 Name:  Kimberly Martone
 Title: Director